UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 8, 2015

General Mills, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-01185	41-0274440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Number One General Mills Boulevard, Minneapolis, Minnesota		55426-1347
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	763-764-7600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

General Mills, Inc. is currently pursuing several multi-year restructuring initiatives designed to increase efficiency and focus on key growth strategies. Our previously announced Project Century is a review of our North American manufacturing and distribution network to streamline operations and identify potential capacity reductions, with a goal of delivering annual savings of $100 million by the end of fiscal 2017. As part of this project, we announced on January 8, 2015 our intentions to reduce our refrigerated dough capacity and exit our Midland, Ontario, Canada and New Albany, Indiana facilities, which support our U.S. Retail, International and Convenience Stores and Foodservice supply chains.

The Midland action will affect approximately 100 positions and we expect to record restructuring charges of approximately $21 million, of which approximately $12 will be cash. These restructuring charges include approximately $10 million of severance expense, $8 million of asset write-offs, and $3 million of other restructuring costs. We expect to record approximately $12 million of the total restructuring charges in the third quarter of fiscal 2015. We anticipate this action will be completed by the end of fiscal 2018.

In addition, we notified the union member employees and union representatives at our New Albany facility of our tentative decision, pending negotiations and consultation with the union, to close this manufacturing facility. If implemented, this action could affect approximately 400 positions and we expect to incur restructuring charges of approximately $88 million of which approximately $44 million will be cash. These restructuring charges include approximately $36 million of severance expense, $36 million of asset write-offs, and $16 million of other restructuring costs. We expect to record approximately $55 million of the total restructuring charges in fiscal 2015. We anticipate this action will be completed by the end of fiscal 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Mills, Inc.

January 8, 2015	By:	Donal L. Mulligan

Name: Donal L. Mulligan
Title: Executive Vice President and Chief Financial Officer